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                                                                   EXHIBIT 10.12
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of January 1, 2002 ("Agreement"), is made between LEAPFROG ENTERPRISES, INC., a Delaware corporation (the "Company"), and MICHAEL C. WOOD ("Executive").

                                    RECITALS:

      WHEREAS, Executive has been a key executive of the Company, and the Company deems the continuation of Executive's services during the term of this Agreement to be material and significant to the Company's success and desires to ensure that the skills and experience of Executive will remain available to the Company;

      WHEREAS, Executive and the Company are parties to an Employment Agreement dated as of September 24, 1997 (the "Prior Agreement"); and

      WHEREAS, the parties hereto desire to amend and restate the Prior Agreement providing for the continued employment of Executive by the Company on the terms and conditions hereinafter set forth.

                                   AGREEMENT:

      NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions act forth herein, the parties hereto agree as follows:

SECTION 1.  EMPLOYMENT.

      1.1 POSITION, DUTIES, RESPONSIBILITIES, AUTHORITY. The Company hereby employs Executive as the President and Chief Executive Officer of the Company for the Employment Term (as defined below) and on the terms and conditions hereinafter set forth. In such capacity, Executive shall have such duties and authority as are customary for, and commensurate with such position, including managing the day-to-day operations of the Company, supervising staff, developing programs, and such other duties as the Board of Directors may prescribe. Executive shall, to the best of Executive's ability, carry out such responsibilities and duties as are commensurate with this position. Executive's principal office for the performance of services under this Agreement shall be in the San Francisco/Oakland Bay Area or at any location or locations other than the aforesaid as Executive shall agree to and as the Company's Board of Directors may designate from time to time.

      1.2 EXCLUSIVE EMPLOYMENT. During the Employment Term, subject to Section 10 hereof, Executive shall devote his full business time to his duties and responsibilities set forth in this Section 1. Without limiting the generally of the foregoing, Executive shall not, without the prior written approval of the Company's Board of Directors, during the Employment Term, render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that Executive may engage in civic, philanthropic and community service activities so long as such activities do not interfere with


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Executive's ability to comply with this Agreement and are not otherwise in conflict with the policies or interest of the Company, and Executive may serve on the Board of Directors of Sangamo Biosciences Corporation, and one other for-profit company without Company approval.

SECTION 2.  COMPENSATION AND OTHER BENEFITS.

      In consideration of Executive's employment, and except as otherwise provided herein, Executive shall receive from the Company the compensation and benefits described in this Section 2, in full and complete satisfaction of all of the Company's obligations to Executive arising from Executive's employment. The compensation and employee benefits payable to Executive pursuant to this Agreement may be changed only by the written agreement of the parties. Executive authorizes the Company to deduct and withhold from all compensation to be paid to him any and all sums required to be deducted or withheld by the Company pursuant to the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

      2.1   BASE COMPENSATION AND BONUS.

            (a) During the first 30 months of the Employment Term, the Company shall pay to Executive, and Executive shall be entitled to receive from the Company, a base salary for the full time employment referred to in Section 1 hereof of $265,000 per year ("Salary"), and a bonus of. $135,000 per year ("Bonus"), of which 50% shall be guaranteed and 50% shall be subject to Executive meeting certain minimum operating results as established by the Board of Directors or the compensation committee thereof during the first quarter of each year of the Employment Term. Salary shall be payable in intervals of not less than twice a month in accordance with the Company's payment policy for executives in effect from time to time. The Bonus shall be payable within ten
(10) days from the time the amount of Bonus has been determined, but in any case not later than February 15, 2003 for the first year of the Employment Term and February 15, 2004 for the second year of the Employment Term.

            (b) Prior to June 30, 2004, Executive and the Company shall engage in good faith negotiations regarding Executive's Salary and Bonus for the remaining 18 months of the Employment Term. If Executive and the Company reach Agreement on Executive's compensation, such agreement shall be evidenced by a writing signed by Executive and another officer of the Company authorized by the Company's Board of Directors and shall be deemed to be a part of this Agreement. If Executive and the Company are unable to reach agreement on Executive's compensation for the remainder of the Employment Terra, Executive shall remain an employee of the Company and this Agreement shall continue in full force and effect, with Executive's duties and compensation modified as provided in Section 10.

            (c) Upon execution of this Agreement, Executive shall be entitled to receive a special bonus of $60,000 payable within five days of the execution of this Agreement.

      2.2 VACATION. Executive shall be entitled to four weeks paid vacation in any fiscal year during the Employment Term in accordance with Company vacation and leave policies and to one additional week of personal leave during each fiscal year during the Employment Term.


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Vacation time shall be planned and taken consistent with Executive's duties and obligations hereunder; provided that the Company agrees that Executive may take his currently planned two-week vacation in March 2002 and four-week vacation in July 2002.

      2.3 OTHER BENEFITS. During the Employment Term, Executive shall be entitled to receive an automobile allowance of $600 per month and such other specific and applicable employee benefits, such as group medical and dental for Executive, Executive's spouse and dependent children, life and disability insurance coverage, and sick leave all as granted to the Company's executive employees in accordance with the Company's policies and guidelines, including, but not limited to, contribution requirements for dependent coverage, as approved by the Company's Board of Directors from time to time. In addition, conditioned on Executive's medical condition being such that he will not be rated as a health risk resulting in higher than normal premium costs for such policy or policies and Executive's agreement to submit to all physical and medical examinations required to obtain such policy or policies, the Company shall obtain and maintain during the Employment Term one or more policies of term life insurance providing an aggregate benefit in the amount of $2,000,000. Executive shall have the right to designate the beneficiary or beneficiaries of the benefit payable upon death pursuant to such policy or policies and may transfer ownership of such policy or policies to any life insurance trust, family trust or other trust. If the Company fails to maintain the full amount of such coverage, upon the Executive's death while employed by the Company, the Company shall pay to his beneficiaries any difference between $2,000,000 and the benefit payable to Executive or his beneficiaries under such policy or policies.

      2.4 STOCK OPTIONS. The Company and Executive acknowledge that Executive holds a non-qualified stock option to purchase 400,000 shares of Common Stock at an exercise price of $5.00 per share ("First Option") and a non-qualified stock option to purchase up to 800,000 shares of Common Stock at exercise prices ranging from $5.00 per share to $7.50 per share ("Second Option") on the terms set forth in two stock option agreements between the Company and Executive, each dated as of January 1, 2000.

SECTION 3.  EMPLOYMENT TERM AND TERMINATION.

      3.1 TERM. Executive's term of employment under this Amended and Restated Employment Agreement shall commence as of the date hereof and shall terminate on December 31, 2005, unless terminated earlier pursuant to Sections 3.2, 3.3, 3.4 or 3.5 hereof ("Employment Term").

      3.2 TERMINATION BY DEATH. Executive's term of employment will terminate upon the death of Executive; provided that the Company shall pay to the estate of the Executive any unpaid Salary or Bonus to the extent earned at the date of death, any amounts payable by the Company at the date of death under the life insurance policies as provided in Section 2.3, and any amounts payable pursuant to the Company's employee benefit plans in accordance with such plans.

      3.3 TERMINATION UPON PERMANENT DISABILITY. Executive's term of employment shall terminate upon the "permanent disability" of Executive. As used herein, the term "permanent disability" shall mean a physical or mental disability that renders Executive unable


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to perform his normal duties for the Company for a period of 120 consecutive days as determined by a licensed physician. The Company and Executive or his legal representative shall use their best efforts to agree on the physician to determine permanent disability. If they cannot agree within ten (10) days after the first party makes a written proposal stating the name of a physician, then the other party shall select a physician within ten (10) days and within ten
(10) days thereafter the two physicians shall select a third physician. All such physicians must be board certified in the medical area giving rise to the alleged disability. The determination of the third physician shall be final and binding. If one party fails to select a physician within said ten (10) day period, the physician named by the other party shall make the determination of permanent disability. Upon termination of Executive for permanent disability, the Company shall pay to Executive any unpaid Salary or Bonus to the extent earned at the date of termination for permanent disability, any amounts payable by the Company at the date of termination for permanent disability under the Company's disability policies, and any amounts payable by the Company pursuant to the Company's other employee benefit plans in accordance with such plans.

      3.4 TERMINATION FOR CAUSE. The Company shall have the right to terminate the employment of Executive for "Cause" by delivering to him a written notice specifying such Cause. Executive shall be entitled to at least ten (10) days' prior written notice of the Company's intention to terminate his employment for any Cause specifying the grounds for such termination. If the Company exercises such right, its obligation under this Agreement to make any further payments to Executive, other than any unpaid Salary, Bonus and any amounts payable pursuant to the Company's employee benefit plans in accordance with such plans due in, or allocable to, the period prior to said termination, shall thereupon cease and terminate. For purposes of this Agreement, a termination shall be for "Cause" if the Executive shall: (i) commit an act of fraud, embezzlement or misappropriation involving the Company; (ii) be convicted by a court of competent jurisdiction of, or enter a plea of guilty of no contest to, any felony involving moral turpitude or dishonesty; (iii) commit an act, or fail to commit an act, involving the Company which amounts to, or with the passage of time would amount to, willful misconduct, wanton misconduct, gross negligence or a breach of this Agreement and which results or will result in significant harm to the Company; or (iv) willfully fail to perform the responsibilities and duties specified herein for a period of ten (10) days following receipt of written notice from the Company which specifically describes past instances of willful failure of performance; provided that in the case of (iv) above, during the ten (10) day period following receipt of such notice, Executive shall be given the opportunity to take reasonable steps to cure any such claimed past failure of performance.

      3.5 COMPENSATION, AND BENEFITS UPON TERMINATION WITHOUT CAUSE. Except as otherwise provided in Section 10(c) hereof, in the event the Company terminates the Executive's employment during the Employment Term for any reason other than the death or permanent disability of Executive, or Cause, or Executive resigns for Good Reason during the Employment Term, and Section 3.6 hereof is not applicable to such termination or resignation, the Company shall pay to
Executive: (i) in a lump sum within thirty (30) days of the effective date of termination, any Salary due through the date of termination; (ii) in a lump sum within thirty (30) days of the effective date of termination, the balance of Executive's Salary, which he would have been entitled to receive through the end of the Severance period (as defined below), (iii) in a lump sum within thirty
(30) days of the effective date of termination, all of Executive's


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guaranteed Bonus and a pro rata portion of Executive's Bonus which is not guaranteed (annualizing results of operations for the period prior to the date of termination), which he would have been entitled to receive through the end of the Severance Period, and (iv) continuation of benefits upon the same terms and conditions then in effect on the date of termination under all medical, dental and life insurance plans through the end of the Severance Period, provided that Executive at his own expense shall be entitled to continue appropriate benefits under any applicable COBRA, program thereafter. In addition to the foregoing, all unvested stock options held by Executive shall continue to vest in accordance with the terms of the applicable stock option agreements through the end of the Severance Period. On the last day of the Severance Period all remaining unvested stock options held by Executive shall vest. All stock options shall be exercisable for that specific period following the end of the Severance Period as provided under the applicable stock option agreements in the case of termination of employment. As used in this Section 3.5, the Severance Period shall mean twelve (12) months after the effective date of termination.

      3.6   COMPENSATION PAYABLE IN THE EVENT OF A CHANGE OF CONTROL.

            (a) If, in connection with a Change of Control transaction as defined below, either the employment of Executive is terminated by the Company for any reason other than the death or permanent disability of Executive or Cause within ninety (90) days prior to or within twelve (12) months after a Change of Control transaction or Executive resigns for Good Reason within such period, the Company shall. pay to Executive, within five (5) business days following the consummation of a Change of Control transaction, an amount equal to 1.5 times Executive's Salary and Bonus paid for the immediately preceding fiscal year of the Company plus any amounts required to be paid pursuant to
Section 3.7. Executive also shall receive benefits under applicable employee benefit plans as provided in Section 3.5(iv). Notwithstanding anything to the contrary herein, the provisions of this Section 3.6(a) shall not apply in the event of any termination of Executive's employment with the Company at a time that the provisions of Section 10 hereof have become applicable.

            (b) In addition, notwithstanding anything to the contrary contained herein or in any stock option or similar agreement to which Executive is a party, upon the occurrence of a Change of Control, regardless of whether Executive's employment is terminated, all unvested stock options shall immediately vest and become exercisable in full (or, if applicable, all repurchase obligations of the Company shall immediately lapse) and such options shall remain exercisable for the period specified in the applicable option agreement.

            (c) For purposes of this Agreement, a "Change of Control" of the Company shall mean (i) any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, the "Exchange Act") other than an Affiliated Purchaser becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement of securities of the Company representing at least a majority of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; (ii) the Company is merged or consolidated with any person other than an Affiliated Purchaser and as a result of such merger or consolidation the beneficial owners of securities of the Company before such merger or consolidation hold immediately after such merger or consolidation less than a majority of the combined voting power of the outstanding securities of


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the surviving or resulting company ordinarily having the right to vote at elections of directors, or (iii) the Company sells or transfers all or substantially all of its assets to a person other than an Affiliated Purchaser. For purposes of the foregoing, an "Affiliated Purchaser" means (i) any person that is a beneficial owner of securities of the Company on or before the date of this Agreement and/or any affiliate thereof (including, without limitation, the members of Frogpond, LLC), and/or (ii) any employee benefit plan, sponsored or maintained by the Company or any affiliate, or any group of persons which includes such a plan.

      3.7   GROSS-UP OF PAYMENTS.

            (a) The provisions of Section 3.7 shall be applicable only prior to the Company's consummation of an underwritten initial public offering (an "IPO"). If any of the payments or benefits received or to be received by Executive pursuant to Section 3.6 hereof in connection with a Change of Control (all such payments and benefits, excluding the Gross-Up Payment provided for in this Section 3.7, being hereinafter referred to as the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes incurred by the Executive in connection with payment of the Gross-Up Payment, shall be equal to the Total Payments less any federal, state and local income and employment taxes incurred on the Total Payments. The provisions of this Section 3.7 shall terminate and no longer be applicable upon a closing of an IPO.

            (b) For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the change in control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence or Executive's place of business, whichever is higher, on the date of termination of employment (or if there is not yet a termination date, then the date on which the Gross-Up payment is calculated for purposes of this Section 3.7), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If the Company has complied


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with the provisions of Section 280G(5)(A)(ii), then none of the payments will be subject to the Excise Tax, and no Gross-Up Payment will be made.

            (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (including that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive's taxable income and wages of purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing in the event any portion of the amount to be repaid to the Company has been paid to any tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (including any interest, penalties or additions payable by Executive with respect to such excess and the Gross-Up payment attributable to the Excise Tax and federal, state, and local income and employment taxes imposed on the Gross-Up Payment being made to Executive) within five (5) business days following the time that the amount of such excess if finally determined. Executive and the Company shall each reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

            (d) The payments provided in this Section 3.7 hereof shall be made not later than the thirtieth (30th) day following the date of termination of employment (or if there is no such termination date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 3.7.

      3.8 DEFINITION OF GOOD REASON. For purposes of Sections 3.5 and 3.6, Executive's termination of employment with the Company shall be deemed for "Good Reason" if any of the following events occur without Executive's express written consent and Executive resigns within six months after such event occurring but only if Executive provides the Company with written notice of his belief that any one of the following specific events has occurred and during the thirty (30) day period following receipt of such notice, the Company fails to cure any such event:

            (a) Subject to Section 10, the assignment to Executive by the Company of duties inconsistent with, or a substantial alteration in the nature or status of, Executive's responsibilities as provided in Section 1.1, other than the assignment of more senior duties, or the failure to elect or re-elect Executive as a director of the Company or the removal of him from any such positions;


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            (b)   A reduction by the Company in Executive's cash compensation pursuant to either Section 2.1 (a) or Section 2.1(b), as applicable, or as such compensation may have been increased during the Employment Term;

            (c) Any failure by the Company to continue in effect without substantial adverse change any compensation, incentive, welfare or benefit plan or arrangement, in which Executive is participating at the time of a Change of Control (or any other plans providing Executive with substantially similar benefits) (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect, either as to the past or prospectively, Executive's participation in or materially reduce or deprive Executive of his benefits that were provided under any such Benefit Plan at the time of a Change of Control; unless an equitable substitute arrangement (embodied in an ongoing substitute or alternative Benefit Plan) has been made for the benefit of Executive with respect to the Benefit Plan in question;

            (d) Relocation to any place more than 25 miles from the office regularly occupied by Executive, except for required travel by Executive on the Company's business to an extent substantially consistent with past practice;

            (e) Any material breach by the Company of away provision of this Agreement or the failure by the Company or by any successor or assign of the Company (whether by operation of law or otherwise, including any surviving company in a merger or similar transaction involving the Company), within ten
(10) business days after written request to the Company or any successor or assign of the Company by Executive following a Change of Control to deliver to Executive an agreement expressly reaffirming its obligations under or agreeing to assume and comply with the obligations of the Company under this Agreement.

SECTION 4.  BUSINESS EXPENSES.

      The Company shall pay for or reimburse Executive for all reasonable business expenses incurred by Executive in the performance of his duties hereunder, upon submission to the Company in accordance with Company policy of a written accounting of such expenses, which accounting shall include an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and such receipts as Executive reasonably has been able to obtain.

SECTION 5.  COVENANTS OF EXECUTIVE.

      5.1   ACKNOWLEDGMENTS. Executive acknowledges the following:

            5.1.1 ACCESS TO CONFIDENTIAL INFORMATION. Executive's services previously rendered to the Company and to be rendered hereunder have placed him sand shall continue to place him in a position of confidence and trust which shall allow him access to "Confidential Information" (as hereinafter defined).

            5.1.2 FAIR AND REASONABLE COVENANTS. The type and period of restrictions imposed by the covenants in this Section 5 are fair and reasonable and such restrictions will not prevent Executive from earning a livelihood.


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      5.2   COVENANT AS TO NONDISCLOSURE OR USE OF CONFIDENTIAL INFORMATION.
Executive agrees as follows:

            5.2.1 Executive shall not at any time during or after Executive's employment, disclose to anyone outside of the Company or use for any purpose that is not expressly authorized by the Company Confidential Information. Executive shall not deliver, reproduce or in any way allow any Confidential Information to be delivered to or used by any third parties without specific written consent of a duly authorized representative of the Company.

            5.2.2 The Company's agreements with other persons or with the U.S. government, or its agencies, may include agreements that impose obligations or restrictions regarding inventions that occur in connection with work relating to such an agreement, or regarding the confidential nature of work pursuant to such an agreement. Executive agrees to be bound by all such lawful obligations and restrictions, and to do whatever is necessary to satisfy the obligations of the Company.

            5.2.3 If this Agreement is terminated for any reason, Executive will promptly surrender and deliver to the Company all Confidential Information. Executive will not retain any description or other document that contains or relates to any Confidential Information that Executive may produce, obtain or otherwise learn about during employment with the Company.

      5.3 ASSIGNMENT OF INVENTIONS. Executive assigns and transfers to the Company Executive's entire right, title and interest in and to all inventions; including, but not limited to, ideas, improvements, designs and discoveries ("Inventions"), whether or not patentable and whether or not reduced to practice, or conceived by Executive (whether made solely by Executive or jointly with others) during Executive's employment with the Company which relate in any manner to the actual or demonstrably anticipated business, work or research and development of the Company or its subsidiaries, or result from or are suggested by any task assigned to Executive or any work performance by Executive for or on behalf of the Company or its subsidiaries. All Inventions are the sole property of the Company; provided, however, that this Agreement does not require assignment of an Invention which qualifies fully for protection under Section 2870 of the California Labor Code (Section 2870), which provides as follows:

            5.3.1 Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time and without using the employer's equipment, suppliers, facilities or trade secrets information except for those Inventions that either:

            (a) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

            (b) result from any work performed by the employee for the employer.

            5.3.2 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under Section 5.3.1, the provision is against the public policy of this state and is unenforceable.


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      5.4   DISCLOSURE OF INVENTIONS; PATENTS, COPYRIGHTS AND MASK WORK RIGHTS.
Executive agrees that in connection with any Invention:

            5.4.1 To keep and maintain adequate and current written records of all Inventions made by Executive (in the form of notes, sketches, drawings and other forms specified by the Company) while employed by the Company. These records shall be available to the Company and shall be and remain the sole property of the Company at all times. Executive will disclose such Inventions promptly in writing to Executive's immediate supervisor at the Company, with a copy to the Company Secretary, whether or not Executive believes the Invention is protected by Section 2870. Such disclosure shall be received in confidence by the Company. Within thirty (30) days after receipt of such disclosure, the Company shall respond to Executive specifying that the Company either (i) claims that the Invention is an assignable invention (as defined below in Section 5.4.2), (ii) relinquishes any claim to the Invention or (iii) requires further or more detailed disclosure to assess its rights to the Invention under this Agreement. In the case of clause (iii) above, the Company shall permit Executive time during normal business hours reasonably necessary to prepare a more detailed disclosure; and the Company shall provide an additional response as described in this Section 5.4.1 within thirty (30) days after receipt by the Company of such further or more detailed disclosure.

            5.4.2 Upon request, to promptly execute a written assignment of title to the Company for any Invention required to be assigned by Section 5.3 ("assignable invention") and Executive will preserve any such assignable invention as Confidential Information.

            5.4.3 Upon request, to assist the Company or its nominee (at its expense) during and at any time subsequent to Executive's employment in every reasonable way to obtain for the Company's or its nominee's benefits, patents, copyrights, mask work rights and other statutory rights ("Statutory Rights") for such assignable inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented, copyrighted or the subject of a mask work right. Executive shall execute such papers and perform such lawful acts as the Company deems necessary to exercise all rights, title and interest in such Statutory Rights.

            5.4.4 To execute and deliver to the Company or its nominee upon request and at its expense all documents, including applications for and assignments of Statutory Rights to be issued therefore, as the Company determines are necessary or desirable to apply for and obtain Statutory Rights on such assignable inventions in any and all countries and/or to protect the interest of the Company or its nominee in Statutory Rights and to vest title thereto in the Company or its nominee.

      5.5 RETURN OF BUSINESS RECORDS AND EQUIPMENT. Upon termination of Executive's employment hereunder, Executive shall promptly return to the
Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes Confidential Information, including any and all copies of such documentation then in Executive's possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of the Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible


                                      10.

personal property entrusted to Executive by the Company. Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

      5.6 ADDITIONAL COVENANTS PROTECTING THE INTERESTS OF THE COMPANY. Executive agrees as follows:

            5.6.1 That at all times during his employment hereunder, he shall comply with the Company's employee manual and other policies and procedures reasonably established by the Company from time to time concerning matters such as management, supervision, recruiting, diversity, and sexual harassment.

            5.6.2 That during his employment hereunder, he shall not directly or indirectly, individually or together or through any affiliate or other person, firm, corporations or entity engage in any other business activity which would materially interfere with the performance of his duties hereunder including, but not limited to, engaging in any Competitive Business with that conducted by Company. For purposes of this Section 5.6.2, "Competitive Business" shall mean the toy/game and children's educational and entertainment products business as conducted or contemplated to be conducted by the Company during the Employment Term.

            5.6.3 That for a period of one year following a termination of employment, other than following a Change of Control, he shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, (i) approach, counsel, solicit or attempt to induce any member of senior management of the Company (defined as an officer with a title of vice president or higher) who is then in the employ of the Company, to leave their employ, or employ or attempt to employ any such person, or (ii) aid or counsel any other person, firm, corporation or entity to do any of the above.

            5.6.4 That for a period of one year following a termination of employment, other than following a Change of Control, he shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, (i) approach, solicit, or accept business from, or otherwise engage in any business with, any customer of the Company relating to either (a) the children's educational toy products business, or (b) that customer's relationship with any or all of (x) the PlaySkool division of Hasbro,
(y) the Fisher Price division of Mattel, and/or (z) VTech; (ii) in any manner discourage any person or entity which is a customer of the Company from continuing its business relationship with the Company, or (iii) aid or counsel any other person, firm, corporation or entity to do any of the above.

            5.6.5 That for a period of three years following his termination of employment under this Agreement, he shall, upon Company's reasonable request and in good faith and with his best efforts, subject to his reasonable availability, cooperate and assist Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, his participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive's business and personal obligations at the time.


                                      11.

The Company shall pay Executive's reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation, as well as the reasonable costs of an attorney Executive engages to advise him in connection with the foregoing.

      5.7   CERTAIN DEFINITION. The following definitions are applicable to this
Section 5:

            5.7.1 CONFIDENTIAL INFORMATION. "Confidential Information" shall mean information and compilation of information relevant to the business of the Company provided to Executive during his employment with the Company and/or an affiliate of the Company or to which Executive had access or which he compiled while an employee of the Company mid/or an affiliate of the Company, including, but not limited to, information regarding any trade secrets, proprietary knowledge, operating procedures, finances, financial condition, organization, employees, customers, clients, agents, other personnel, business activities, budgets, strategic or financial plans, objectives, marketing plans, prices and price lists, operating and training materials, data bases and analyses, designs, formulae, test data and all other documents relating thereto or strategies of the Company; provided, however, the term Confidential Information as used herein shall not include information: (i) which has become public, published or is otherwise in the public domain through no fault of Executive prior to any disclosure thereof by Executive; (ii) which was known to Executive prior to his employment or affiliation with the Company; (iii) which is required to be disclosed by statute, regulation or court order, or (iv) which is known generally to the toy/game and children's educational and entertainment products industry.

            5.7.2 THE COMPANY. As used throughout this Section 5, the term "Company" shall be deemed to include and refer to any company or person affiliated with the Company.

      5.8 REMEDIES. In view of the position of confidence which Executive will enjoy with the Company and the anticipated relationship with the clients, customers, and employees of the Company and its affiliates pursuant to his employment hereunder, and recognizing both the access to confidential financial and other information which Executive will have pursuant to his employment, Executive expressly acknowledges that the restrictive covenants set forth in this Section 5 are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its affiliates. Executive further acknowledges that (i) it would be difficult to calculate damages to the Company and its affiliates from any breach of his obligations under this Section 5, (ii) that injury to the Company and its affiliates from any such breach would be irreparable and impossible to measure, and (iii) that the remedy at law for any breach or threatened breach of this
Section 5 would therefore be an inadequate remedy and, accordingly, the Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its affiliates has sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies.


                                      12.

SECTION 6.  COVENANTS OF THE COMPANY.

      6.1   OBLIGATIONS IN AN IPO.

            (a) In the event the Company undertakes an IPO on or before December 31, 2003, the Company agrees that it will use commercially reasonable good faith efforts to cause the underwriters to include up to 65,000 shares of Common Stock (subject to adjustments for stock splits and dividends) held by each of Bob Lally, Jim Marggraff, Dave Conroy, Mark Flowers, Larry Lynch, and Tim Bender (provided that such individuals remain employed by Company at the time of filing of the registration statement relating to the IPO, the "Participants") as part of the underwriters' over-allotment option.

            (b) If the estimated aggregate offering price in the IPO exceeds $100 million, then, in lieu of the obligations set forth in Section 6.1(a), the Company agrees to use commercially reasonable good faith efforts to cause the underwriters to purchase, as part of the primary offering, from the Company a number of shares representing the first $100 million and from the Participants up to 390,000 shares. If amount of the aggregate offering in excess of $100 million is not sufficient to permit the Participants to include all 390,000 shares in the primary offering, the Company agrees to use commercially reasonable good faith efforts to cause the underwriters to include the shares of Common Stock that would be included in the underwriters' over-allotment option in the primary offering to the extent possible, with the balance remaining as part of the underwriters' over-allotment option.

            (c) The Company agrees that it will use commercially reasonable good faith efforts to obtain any required waivers from holders of registration rights in order to permit the participation of the Participants in the IPO as contemplated by this Section 6.1.

            (d) Executive agrees that so long as the Company satisfies its obligations to utilize its commercially reasonable good faith efforts as provided under this Section 6.1, Executive shall have no claim for breach of contract or otherwise in the event that the Participants are not able to sell any or all of their shares of Common Stock on the terms set forth herein.

      6.2 CONDITIONS TO INCLUSION OF SHARES IN AN IPO. The participation of any of the Participants in the IPO shall be conditioned upon such individual entering into a customary underwriting agreement with the underwriters and providing the underwriters with a customary "market standoff' or "lock-up" agreement for a period of at least 180 days following the IPO.

SECTION 7.  REPRESENTATIONS BY EXECUTIVE.

      Executive represents and warrants that he is free to enter into and perform each of the terms and conditions of this Agreement; and that his execution and/or performance of all his obligations under this Agreement does not and will not violate or breach any other agreement between Executive and any other person or entity. Executive acknowledges that but for this representation and warranty, the Company would not agree to enter into this Agreement.


                                      13.

SECTION 8.  ASSIGNABILITY.

      This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The Company may assign its rights or delegate its duties under this Agreement at any time and from time to time, but such assignment shall not relieve the Company of its obligations hereunder. However, the parties acknowledge that the availability of Executive to perform services and the covenants provided by Executive hereunder have been a material consideration for the Company to enter into this Agreement. Accordingly, Executive may not assign any of his rights or delegate any of his duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

SECTION 9.  NOTICES.

      All notices, requests, demands or other communications hereunder shall be deemed to have been duly given when delivered, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 9):

      If to Executive:     Michael C. Wood
                           6401 Hollis Street, Suite 150
                           Emeryville, CA 94608

      If to the Company:   Leapfrog Enterprises, Inc.
                           6401 Hollis Street, Suite 150
                           Emeryville, CA 94608
                           Attn: Chairman of the Board

SECTION 10. REMAINING PERIOD COMPENSATION AND DUTIES.

      If the Company and Executive are unable, after good faith negotiations, to reach agreement prior to June 30, 2004 upon compensation for the period July 1, 2004 through December 31, 2005, then this Agreement shall continue in full force and effect during such period (for purposes of this Section 10, the "Remaining Period"), subject to the provisions of this Section 10.

      (a) During the Remaining Period Executive shall, unless otherwise mutually agreed by the Company and Executive, maintain an office at the Company and shall devote at least a majority of his business time to the affairs of the Company, primarily in the areas of strategic planning and product development. Executive shall have such titles as are mutually agreed upon by the Company and Executive. Except as provided in Article 5 of this Agreement, there shall be no restrictions on Executive's other activities during the Remaining Period.

      (b) During the Remaining Period, Executive shall be entitled to receive a base salary of $200,000 per year, but no bonus.

      (c) In the event the Company terminates the Executive's employment for any reason during the Remaining Period other than the death or permanent disability of Executive, or Cause,


                                      14.

or Executive resigns for Good Reason during the Remaining Period. In lieu of the application of Section 3.5, the Company shall pay to Executive: (i) in a lump sum within thirty (30) days of the effective date of termination, any salary due through the date of termination; and (ii) any benefits payable under the Company's benefit plans in accordance with the terms of such plans. In addition to the foregoing, any unvested options under the Second Option shall become fully vested on the date of termination of employment and shall be exercisable during the specific period following termination of employment as provided under the applicable stock option agreements in the case of termination of employment.

SECTION 11. MISCELLANEOUS.

      11.1 ENTIRE AGREEMENT. This Agreement and the exhibits hereto and the agreements referenced herein embody the entire representations, warranties, covenants and agreements in relation to the subject matter hereof and supersede any previous agreement between the Company and Executive. No other representations, warranties, covenants, understandings or agreements in relation hereto exist between the parties except as otherwise expressly provided herein.

      11.2 AMENDMENT. This Agreement may not be amended except by an instrument in writing duly executed by the parties hereto.

      11.3 APPLICABLE LAW; CHOICE OF FORUM. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California.

      11.4 ATTORNEYS' FEES. The Company agrees to reimburse Executive for legal fees incurred in connection with the preparation and negotiation of this Agreement up to a maximum of $25,000. In any action or proceeding to enforce or interpret this Agreement, or arising out of this Agreement, the prevailing party or parties are entitled to recover a reasonable allowance for fees and disbursements of counsel and costs of arbitration or suit, to be determined by the court in which the action or proceeding is brought.

      11.5 PROVISIONS SEVERABLE. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, the remaining provisions will remain in full force and effect, unless the remaining provisions are so eviscerated by such holding that they do not reflect the intent of the parties in entering into this Agreement. If any provision of this Agreement is held to be unreasonable or excessive in scope or duration, that provision will be enforced to the maximum extent permitted by law.

      11.6 NON-WAIVER OF RIGHTS AND BREACHES. Any waiver by a party of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any, other right, power or privilege. No single or partial exercise of any right, power or privilege granted to a party under any provision of this


                                      15.

Agreement will preclude any other or further exercise of that or any other right, power or privilege.

      11.7 INTERPRETATION OF AGREEMENT. Each of the parties has been represented by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

      11.8 GENDER AND NUMBER. Concerning the words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word `person' shall include any natural person partnership, corporation, association, trust, estate or other legal entity.

      11.9 HEADINGS. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.

      11.10 COUNTERPARTS. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.

      11.11 NO MITIGATION; PAYMENT OBLIGATIONS ABSOLUTE. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer. The Company's obligations to pay Executive the amounts provided hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right the Company may have against Executive, any of which may be asserted against Executive in a separate proceeding.


                                      16.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement too be duly executed and delivered as of the date first above written.

                                          EXECUTIVE:


                                          /s/ Michael C. Wood
                                          --------------------------------------
                                          Michael C. Wood


                                          COMPANY:

                                          LEAPFROG ENTERPRISES, INC.


                                          By:    /s/Thomas J. Kalinske
                                                 -------------------------------
                                          Name:  Thomas J. Kalinske
                                                 -------------------------------
                                          Title: Chairman
                                                 -------------------------------


                                      17.